Exhibit 99.1

Spectrum Brands Holdings Announces Fiscal 2011 Second-Quarter Results, Confirms Full-Year Guidance for Financial Growth, and Increases Cost Synergies Target

MADISON, Wis.--(BUSINESS WIRE)--May 11, 2011--Spectrum Brands Holdings, Inc. (NYSE: SPB):

  Company reports increased adjusted EBITDA in second fiscal quarter of 2011
  Net sales of $694 million grew 30.3 percent versus fiscal 2010; 1 percent net sales growth including the Russell Hobbs businesses in last year’s fiscal second quarter
  Company reaffirms fiscal 2011 expectations for net sales growth of 3-4 percent, and increases in adjusted EBITDA to $455-$465 million and free cash flow to $155-$165 million
  Company increases cost synergies target from Russell Hobbs transaction to $30-35 million from $25-30 million and remain well on track to deliver $7-$11 million in savings from Global Pet Supplies restructuring over the next two years
  Strong liquidity position at end of fiscal 2011 second quarter with $73 million of cash and approximately $118 million drawn on its ABL facility, reflecting normal timing of peak business seasonality, driven by the Home and Garden segment
  $70 million of voluntary prepayments made on original $750 million Senior Secured Term Loan in first half of fiscal 2011, as previously announced, with continuing focus on aggressive deleveraging and strong free cash flow generation in the second half
  Company reiterates cumulative debt reduction target on term loan of at least $200 million during fiscal 2011 and objective to reach a target leverage (total debt to adjusted EBITDA) of 3 times or less by the end of fiscal 2012
  Company completed refinancing of Senior Secured Term Loan on February 1 at lower interest rate; annual cash interest expense reduction of more than $20 million at today’s interest rates with a current $678 million term loan balance
  Company completed amendment of its ABL Revolver on April 21 at lower interest rates and extended maturity

Spectrum Brands Holdings, Inc. (NYSE: SPB), a global and diversified consumer products company with market-leading brands, today announced fiscal 2011 second-quarter financial results for the period ended April 3, 2011.

“While our second quarter is typically not as large as other quarters in the year, we remain on track for 2011, have confirmed our full-year guidance for financial growth, and increased our target for significant merger-related and restructuring cost savings in our Russell Hobbs and Global Pet businesses,” said Dave Lumley, Chief Executive Officer of Spectrum Brands Holdings. “Our second-quarter results were highlighted by double-digit growth in our Remington personal care and our Home and Garden businesses. We ended the second quarter in a solid liquidity position even as we have reduced our term loan by $70 million of prepayments to date in our drive to achieve a cumulative debt reduction of at least $200 million in fiscal 2011.

“With our market share gains, new retailer placements, and the pipeline of new products and line extensions we have in place, we expect a stronger fiscal 2011 second half versus the first half in net sales, adjusted EBITDA and free cash flow,” Mr. Lumley said. “We also expect a significant acceleration in the frequency and amounts of debt reduction prepayments in the second half, beginning later this month.

“Especially in a period of rising commodity costs and inflationary pressure, we continue to believe that our Spectrum Value Model is the right retail customer strategy for our non-discretionary, replacement consumer products,” Mr. Lumley said. “It provides real value to the consumer with products that work as well as, or better than, our competitors for a lower cost. It also delivers higher margins and lower acquisition costs to retailers, along with excellent category management.

“Our focus remains on aggressive deleveraging and delivering strong, sustainable cash flow while leveraging the many opportunities we have for growth and expansion around the world with our well-known and trusted portfolio of brands for everyday use,” Mr. Lumley said. “We remain excited and optimistic about our prospects for continuing growth and greater value creation.”

Russell Hobbs Transaction

On June 16, 2010, the transaction to combine Spectrum Brands, Inc. with Russell Hobbs, Inc. was completed pursuant to the previously announced agreement and Plan of Merger dated February 9, 2010. The addition of Russell Hobbs’ well-respected family of small appliance brands, with such notable names as Black & Decker®, George Foreman®, Littermaid®, Farberware® and Toastmaster®, created a strong global consumer products company with solid free cash flow potential and an improved combined balance sheet.

The reader should note that the 3-month and 6-month periods presented in Tables 1 and 2 of this press release, which reflect GAAP numbers, include the results of the Russell Hobbs’ businesses only from the date of the close of the transaction, June 16, 2010, through the end of the Company’s fiscal 2011 second quarter on April 3, 2011.

Tables 3, 4 and 5 bridge the Company’s GAAP results to reflect the acquisition as if it occurred at the beginning of the periods presented.

Segment Reporting Structure Update

Effective October 1, 2010, the Company’s chief operating decision-maker decided to manage the businesses in three vertically integrated, product-focused reporting segments: (i) Global Batteries & Appliances, which consists of the Company’s worldwide battery, shaving and grooming, personal care, small electrical appliances in the kitchen and home product categories, and portable lighting business; (ii) Global Pet Supplies, which consists of the Company’s worldwide pet supplies business; and (iii) Home and Garden Business, which consists of the Company’s lawn and garden and insect control businesses. This current reporting segment structure reflects the combination of the former Global Batteries & Personal Care segment with substantially all of the former Small Appliances segment, which consists of the Russell Hobbs businesses acquired on June 16, 2010, to form Global Batteries & Appliances. In addition, certain pest control and pet products in the former Small Appliances segment have been reclassified into the Home and Garden Business and Global Pet Supplies segments, respectively. These reclassifications have been made for all periods presented.

Fiscal 2011 Second-Quarter Consolidated Financial Results

Spectrum Brands Holdings reported consolidated GAAP net sales of $693.9 million for the second quarter of fiscal 2011, an increase of 30.3 percent compared with $532.6 million for the same period in fiscal 2010. The increase was the result of the Russell Hobbs acquisition completed on June 16, 2010. The net sales results were positively impacted by $5.6 million of foreign exchange. Including the prior year’s second-quarter results for the Russell Hobbs’ businesses, net sales of $693.9 million in the second quarter of fiscal 2011 increased 0.5 percent compared with $690.3 million in the year-ago quarter. Spectrum Brands’ GAAP gross profit of $255.4 million in the second quarter of fiscal 2011 grew 21.9 percent versus $209.6 million in the comparable year-ago period.

The Company reported a GAAP net loss of $50.2 million, or $0.99 per diluted loss per share, for the second quarter of fiscal 2011 on average shares and common stock equivalents of 50.8 million, compared with a net loss of $19.0 million, or $0.63 per diluted loss per share, in the year-ago quarter based upon average shares and common stock equivalents of 30.0 million. Adjusted for certain items in both year’s second quarters, which are presented in Table 3 of this press release and which management believes are not indicative of the Company’s ongoing normalized operations, the Company generated adjusted diluted earnings per share of $0.23, a non-GAAP number, for the second quarter of fiscal 2011, an increase of 155.6 percent versus diluted earnings per share of $0.09 in fiscal 2010’s second quarter.

Fiscal 2011 second-quarter consolidated adjusted EBITDA, a non-GAAP measurement of profitability which the Company believes is a useful indicator of the operating health of the business and its trends, was $93.0 million. This represented a 2.6 percent increase versus consolidated adjusted EBITDA for the second quarter of fiscal 2010 of $90.6 million, which includes the results of Russell Hobbs’ businesses (now part of the Global Batteries & Appliances segment) as if combined with Spectrum Brands as of the beginning of last year’s second quarter. Foreign exchange had an $8.0 million positive impact on adjusted EBITDA in the second quarter of fiscal 2011.

Fiscal 2011 First Half Consolidated Financial Results

The Company reported consolidated GAAP net sales of $1.56 billion for the first six months of fiscal 2011, a 38.3 percent increase compared with $1.13 billion for the same period in fiscal 2010. The increase was the result of the Russell Hobbs acquisition along with higher net sales for the Company’s personal care products and Home and Garden business. Including the prior year’s first half results for the Russell Hobbs’ businesses, net sales of $1.56 billion in the first half of fiscal 2011 increased 1.6 percent compared with $1.53 billion in the year-ago period. Spectrum Brands’ GAAP gross profit of $554.7 million in the first half of fiscal 2011 increased 40.8 percent versus $394.0 million in the comparable year-ago period.

The Company reported a GAAP net loss of $69.9 million, or $1.38 per diluted loss per share, for the first six months of fiscal 2011 on average shares and common stock equivalents of 50.8 million, compared with a net loss of $79.3 million, or $2.64 per diluted loss per share, in the first half a year-ago based upon average shares and common stock equivalents of 30.0 million. Adjusted for certain items in both year’s first six months, which are presented in Table 3 of this press release and which management believes are not indicative of the Company’s ongoing normalized operations, the Company generated adjusted diluted earnings per share of $0.69, a non-GAAP number, for the first six months of fiscal 2011, an increase of 21.1 percent versus adjusted diluted earnings per share of $0.57 in fiscal 2010’s first half.

Fiscal 2011 first half consolidated adjusted EBITDA was $215.7 million. This represented a 3.7 percent increase versus consolidated adjusted EBITDA for the first half of fiscal 2010 of $208.0 million, which includes the results of Russell Hobbs’ businesses (now part of the Global Batteries & Appliances segment) as if combined with Spectrum Brands as of the beginning of last year. Foreign exchange had a $0.8 million negative impact on adjusted EBITDA in the first half of fiscal 2011.

Fiscal 2011 Second-Quarter Segment Level Data

Global Batteries & Appliances

The Global Batteries & Appliances segment reported fiscal 2011 second-quarter net sales of $459.4 million versus $308.3 million in the second quarter last year. Including the Russell Hobbs businesses as if combined with Spectrum in last year’s second quarter, the segment’s 2011 second-quarter net sales of $459.4 million were essentially unchanged versus $461.0 million a year earlier. Second-quarter 2011 segment sales were positively impacted by $4.8 million of foreign exchange.

Global battery sales for the second quarter were $197.8 million compared with $211.9 million a year earlier, or a 6.6 percent decline. Foreign exchange positively impacted these results by $1.0 million, or 0.5 percent. North American battery sales were $80.7 million versus $83.7 million in the prior year’s quarter. European battery sales for the quarter, where the Company continued its voluntary exit of low-margin, private-label sales, were $73.4 million compared with $76.2 million during the same period last year. Because of this region’s focus on profitable growth, despite a smaller top line for the region as a whole compared with a year ago, Europe’s battery business saw an improvement in profits. Finally, in Latin America, battery sales were $41.0 million for the second quarter, a decline of 17.8 percent versus $49.8 million in the comparable period last year. The net sales decrease in Latin America was predominantly driven by lower pricing and volume in Brazil. Foreign exchange positively impacted Latin American battery sales by $0.7 million.

Reflecting growth across all geographic regions, net sales for the global personal care product category rose 12.1 percent to $108.0 million in the second quarter of fiscal 2011 versus $96.3 million for the same period last year. The net sales growth was driven by a combination of new product introductions, line extensions and expanded in-store promotions. Foreign exchange positively impacted these results by $0.8 million.

The small electrical appliances products of the Global Batteries & Appliances segment reported net sales in the second quarter of fiscal 2011 of $153.6 million, essentially unchanged compared with $152.7 million in the previous year’s quarter including the Russell Hobbs businesses as if combined with Spectrum Brands in that quarter. Foreign exchange positively impacted the small electrical appliances product net sales by $3.1 million.

With segment net income of $35.5 million, the Global Batteries & Appliances segment recorded adjusted EBITDA of $57.1 million for the second quarter of fiscal 2011 versus adjusted EBITDA of $56.4 million in the year-earlier quarter, when segment net income was $27.9 million. Foreign exchange positively impacted adjusted EBITDA in the second quarter by $7.8 million.

Global Pet Supplies

The Global Pet Supplies Business segment reported net sales of $144.2 million for the second quarter of fiscal 2011, a decline of 2.7 percent compared with $148.2 million in the comparable year-ago period. The reclassification of certain pet products into the Global Pet Supplies business segment from the former Small Appliances segment accounted for a net sales increase of $3.3 million in the fiscal 2011 second quarter. The lower revenues were attributable to continued softness in the North American aquatics category due to macroeconomic factors, partially offset by a stronger international performance. Foreign exchange positively impacted these results by $0.7 million.

Net income for the segment was $14.4 million for the second quarter of fiscal 2011 versus $18.3 million in the prior year’s quarter. Primarily as a result of the lower net sales, adjusted EBITDA of $23.6 million for this segment in the second quarter declined from $28.2 million in the same period last year.

Home and Garden Business

With the second fiscal quarter marking the start of the season, the Home and Garden Business segment recorded net sales of $90.3 million for the second quarter of fiscal 2011, an increase of 18.7 percent from $76.1 million for the same period last year. The improvement was driven by new distribution gains across key customers and as retailers ordered inventory in anticipation of the spring period. Also contributing to the second-quarter net sales growth was the reclassification of several pest control products into the Home and Garden Business segment from the former Small Appliances segment. Second-quarter net sales typically reflect approximately 20 percent of full-year net sales.

The business segment recorded second-quarter net income of $14.2 million, a 51.1 percent improvement compared with net income of $9.4 million in fiscal 2010’s second quarter. As a result of the distribution gains, along with ongoing operational excellence initiatives, the Home and Garden Business increased its adjusted EBITDA by 20.3 percent to $17.8 million in the second quarter of fiscal 2011 from $14.8 million in the same period last year.

Liquidity and Debt Reduction

The Company completed its fiscal 2011 second quarter on April 3, 2011 with a solid liquidity position, including a cash balance of approximately $73 million and approximately $118 million drawn on its ABL Facility, reflecting the normal timing of peak business seasonality, driven by the Home and Garden segment.

As of the end of the second quarter of fiscal 2011, in addition to its $245 million of 12% Senior Subordinated Notes, the Company had approximately $1,546 million outstanding under its senior credit facilities consisting of a senior secured Term Loan of $678 million, senior secured Notes of $750 million and $118 million under its $300 million ABL working capital facility. In addition, the Company had approximately $36 million of letters of credit outstanding.

During the first half of fiscal 2011, the Company made payments of approximately $72 million in total, including $70 million of voluntary prepayments, to reduce its original $750 million Term Loan to approximately $678 million, consistent with its stated objective to reach a target leverage (total debt to adjusted EBITDA) of 3 times or less in the next two years. The Company continues to anticipate cumulative debt reduction on its Term Loan of at least $200 million by the end of fiscal 2011.

Senior Secured Term Loan Refinancing

On February 1, 2011, the Company completed the refinancing of its then $680 million Senior Secured Term Loan at a lower interest rate, reflecting improved credit market conditions and the Company’s strong performance and favorable outlook. At today’s interest rates and assuming a current $678 million term loan balance, this pricing would reduce the Company’s annual cash interest expense by more than $20 million. In connection with the refinancing, the Company recorded a pre-tax charge of approximately $29 million, of which approximately $24 million was non-cash, in the second quarter of fiscal 2011 ended April 3, 2011.

ABL Revolver Amendment

On April 21, 2011, the Company completed the amendment of its existing $300 million ABL Revolver at lower interest rates and extended maturity. Changes to terms in the amendment to the existing ABL Revolver include the extension of the maturity date by 22 months to April 2016, reduced pricing, and the favorable realignment of certain structural attributes consistent with current market conditions, while providing the Company with additional overall operating flexibility. Assuming average utilization of cash draws and outstanding letters of credit totaling approximately $80 million, the new pricing would reduce the Company’s annual cash interest and related administrative expense by approximately $2 million.

Fiscal 2011 Outlook

The Company reiterated its expectations to deliver net sales growth in the range of 3 to 4 percent in fiscal 2011, driven by a strong second half performance, including new distribution gains and placements in the Global Pet Supplies and Home and Garden segments and continued strength in the global personal care category. Adjusted EBITDA is expected to increase to $455 million to $465 million in fiscal 2011 with free cash flow improving to $155 million to $165 million. Capital expenditures are still projected to approximate $40 million in fiscal 2011. The Company continues to expect to deliver free cash flow of $200 million or more in fiscal 2012 and beyond.

Conference Call/Webcast Scheduled for 9:00 AM Eastern Time Today

The Company will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, May 11, 2011. To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903. The conference ID number is 61355576. A telephone replay of the conference call will be available through Friday, May 27, 2011. To access this replay, participants may call 706-645-9291 and use the same conference ID number.

The live audio webcast and replay is available by visiting the Investor Relations home page on the Company’s website at www.spectrumbrands.com.

About Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc.

Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index, is a diversified, global consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, the Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Remington®, Varta®, George Foreman®, Black & Decker®, Toastmaster®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, Littermaid®, Spectracide®, Cutter®, Repel®, and Hot Shot®. Spectrum Brands Holdings' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world. With approximately 6,200 employees in 43 countries, Spectrum Brands Holdings reported fiscal 2010 net sales from continuing operations of $3.1 billion. Spectrum Brands, Inc. is a wholly owned subsidiary of Spectrum Brands Holdings, Inc. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Excluding the impact of currency exchange rate fluctuations may provide additional meaningful reflection of underlying business trends. In addition, within this release, including the tables attached hereto, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). See attached Table 3, “Reconciliation of GAAP to Adjusted Diluted Earnings Per Share,” for a complete reconciliation of diluted loss per share on a GAAP basis to adjusted diluted earnings per share and see attached Table 4, “Reconciliation of GAAP Net Income (Loss) from Continuing Operations to Adjusted EBITDA,” for a reconciliation of GAAP Net Income (Loss) to adjusted EBITDA for the three months and six months ended April 3, 2011 versus the three months and six months ended April 4, 2010 on a consolidated basis and for each of the Company’s business segments. In connection with the discussion of our Fiscal 2011 Outlook in this release, see attached Table 6, “Reconciliation of GAAP Net Income to Adjusted EBITDA,” which contains a reconciliation of GAAP Net Income to adjusted EBITDA on a consolidated prospective basis for the twelve months ending September 30, 2011 and see attached Table 7, “Reconciliation of GAAP Cash Flow from Operating Activities to Free Cash Flow,” for a reconciliation of Net Cash provided from Operating Activities to Free Cash Flow for the twelve months ending September 30, 2011. Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. In addition, the Company’s management uses adjusted diluted earnings per share as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations. Management believes that adjusted diluted earnings per share is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next. The Company’s management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt and meet its working capital requirements. Free cash flow should not be considered in isolation or as a substitute for pretax income (loss), net income (loss), cash provided by (used in) operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses. The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company’s ability to meet its expectations for its fiscal 2011 (including its ability to increase its net sales, adjusted EBITDA and free cash flow and reduce its cumulative debt), may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings’ ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to integrate, and to realize synergies from, the combined businesses of Spectrum Brands and Russell Hobbs, (3) risks that changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings’ ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings’ ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of each of Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc., including each of their most recently filed Annual Report on Form 10-K or Quarterly Reports on Form 10-Q.

Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

Table 1
SPECTRUM BRANDS HOLDINGS, INC.
Condensed Consolidated Statements of Operations
For the three and six months ended April 3, 2011 and April 4, 2010
(Unaudited)
($ in millions, except per share amounts)

	THREE MONTHS			SIX MONTHS
	F2011	F2010	INC(DEC)	F2011	F2010	INC(DEC)
			%			%
Net sales	$693.9	$532.6	30.3%	$1,554.9	$1,124.5	38.3%
Cost of goods sold	436.4	321.0		997.6	726.9
Restructuring and related charges	2.1	2.0		2.6	3.6
Gross profit	255.4	209.6	21.9%	554.7	394.0	40.8%

Selling	130.3	104.2		270.6	215.4
General and administrative	58.5	45.4		119.2	86.1
Research and development	8.8	7.8		16.4	14.3
Acquisition and integration related charges	7.6	3.0		24.0	5.5
Restructuring and related charges	3.1	3.4		8.1	8.2

Total operating expenses	208.3	163.8		438.3	329.5

Operating income	47.1	45.8		116.4	64.5

Interest expense	72.4	48.4		125.5	97.9
Other (income) expense, net	(0.3)	6.4		0.6	7.0

Loss from continuing operations before reorganization items, net and income taxes	(25.0)	(9.0)		(9.7)	(40.4)

Reorganization items expense, net	-	-		-	3.6

Loss from continuing operations before income taxes	(25.0)	(9.0)		(9.7)	(44.0)

Income tax expense	25.2	10.0		60.2	32.6

Loss from continuing operations	(50.2)	(19.0)		(69.9)	(76.6)

Loss from discontinued operations, net of tax (a)	-	-		-	(2.7)

Net loss	$(50.2)	$(19.0)		$(69.9)	$(79.3)

Average shares outstanding (b)	50.8	30.0		50.8	30.0

Loss from continuing operations	$(0.99)	$(0.63)		$(1.38)	$(2.55)
Loss from discontinued operations	-	-		-	(0.09)
Basic loss per share	$(0.99)	$(0.63)		$(1.38)	$(2.64)

Average shares and common stock equivalents outstanding (b) (c)	50.8	30.0		50.8	30.0

Loss from continuing operations	$(0.99)	$(0.63)		$(1.38)	$(2.55)
Loss from discontinued operations	-	-		-	(0.09)
Diluted loss per share	$(0.99)	$(0.63)		$(1.38)	$(2.64)

(a) Reflects the loss from discontinued operations, net of tax, of the growing products portion of the Home and Garden Business. The shutdown of the growing products portion of the Home and Garden Business was completed during the second quarter of fiscal 2009.

(b) Per share figures calculated prior to rounding.

(c) For the three and six months ended April 3, 2011 and April 4, 2010, we have not assumed the exercise of common stock equivalents as the impact would be antidilutive.

Table 2
SPECTRUM BRANDS HOLDINGS, INC.
Supplemental Financial Data
For the three and six months ended April 3, 2011 and April 4, 2010
(Unaudited)
($ in millions)

Supplemental Financial Data	F2011	F2010
Cash	$73.1	$55.5

Trade receivables, net	$362.7	$276.2
Days Sales Outstanding (a)	43	47

Inventory, net	$561.0	$342.9
Inventory Turnover (b)	3.7	4.1

Total debt	$1,825.1	$1,627.0

	THREE MONTHS		SIX MONTHS
Supplemental Cash Flow Data	F2011	F2010	F2011	F2010
Depreciation and amortization, excluding amortization of debt
issuance costs	$33.9	$27.5	$66.2	$52.5

Capital expenditures	$10.6	$5.9	$18.7	$10.8

	THREE MONTHS		SIX MONTHS
Supplemental Segment Sales & Profitability	F2011	F2010	F2011	F2010

Net Sales
Global Batteries & Appliances	$459.4	$308.3	$1,155.9	$736.9
Global Pet Supplies	144.2	148.2	281.3	285.2
Home and Garden	90.3	76.1	117.7	102.4
Total net sales	$693.9	$532.6	$1,554.9	$1,124.5

Segment Profit
Global Batteries & Appliances	$41.7	$35.4	$135.0	$83.1
Global Pet Supplies	18.5	19.2	34.7	20.6
Home and Garden	14.9	10.9	8.1	1.4
Total segment profit	75.1	65.5	177.8	105.1

Corporate	15.2	11.4	26.7	23.3
Restructuring and related charges	5.2	5.4	10.7	11.8
Acquisition and integration related charges	7.6	3.0	24.0	5.5
Interest expense	72.4	48.4	125.5	97.9
Other (income) expense, net	(0.3)	6.3	0.6	7.0

Loss from continuing operations before reorganization items, net and income taxes	$(25.0)	$(9.0)	$(9.7)	$(40.4)

(a) Reflects actual days sales outstanding at end of period.

(b) Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by inventory as of the end of the period.

Table 3
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP to Adjusted Diluted Earnings Per Share
For the three and six months ended April 3, 2011 and April 4, 2010
(Unaudited)

	THREE MONTHS				SIX MONTHS
	F2011		F2010		F2011		F2010
Diluted loss per share, as reported	$(0.99)		$(0.63)		$(1.38)		$(2.64)

Adjustments, net of tax:
Preacquisition earnings	-		0.10	(a)	-		0.43	(a)
Restructuring and related charges	0.07	(b)	0.07	(c)	0.14	(d)	0.15	(e)
Acquisition and integration related charges	0.10	(f)	0.03	(f)	0.31	(f)	0.07	(f)
Debt Refinancing Costs	0.38	(g)	-		0.38	(g)	-
Reorganization items, net	-		-		-		0.05	(h)
Fresh-start reporting inventory fair value adjustment	-		-		-		0.44	(i)
Discontinued operations	-		-		-		0.05	(j)
Income taxes	0.67	(k)	0.26	(l)	1.24	(k)	0.94	(l)
Share dilution	-		0.26	(m)	-		1.13	(m)
Other adjustments	-		-		-		(0.05)	(n)
	1.22		0.72		2.07		3.21

Diluted earnings per share, as adjusted	$0.23		$0.09		$0.69		$0.57

(a) For the three and six months ended April 4, 2010, the net of tax adjustment of $5.1 million and $22.1 million, respectively, reflects the adjusted earnings of the Russell Hobbs' business from the beginning of the period presented. The Company merged with Russell Hobbs on June 16, 2010.

(b) For the three months ended April 3, 2011, reflects $3.3 million, net of tax, of restructuring and related charges as follows: (i) $2.8 million for the Global Cost Reduction Initiatives announced in Fiscal 2009; (ii) $0.4 million for the Global Realignment Initiatives announced in Fiscal 2007; and (iii) $0.1 million for the Ningbo Exit Plan.

(c) For the three months ended April 4, 2010, reflects $3.5 million, net of tax, of restructuring and related charges as follows: (i) $2.4 million for the Global Cost Reduction Initiatives announced in Fiscal 2009; (ii) $0.7 million for the Global Realignment Initiatives announced in Fiscal 2007; and (iii) $0.4 million for the Ningbo Exit Plan.

(d) For the six months ended April 3, 2011, reflects $6.9 million, net of tax, of restructuring and related charges as follows: (i) $5.3 million for the Global Cost Reduction Initiatives announced in Fiscal 2009; and (ii) $1.6 million for the Global Realignment Initiatives announced in Fiscal 2007.

(e) For the six months ended April 4, 2010, reflects $7.7 million, net of tax, of restructuring and related charges as follows: (i) $7.4 million for the Global Cost Reduction Initiatives announced in Fiscal 2009; (ii) $0.9 million for the Global Realignment Initiatives announced in Fiscal 2007; and (iii) $(0.6) million for the Ningbo Exit Plan.

(f) For the three and six months ended April 3, 2011, reflects $4.9 million, net of tax, and $15.6 million, net of tax, respectively, of acquisition and integration related charges related to the merger with Russell Hobbs. The costs consisted of integration costs and legal and professional fees. For the three and six months ended April 4, 2010, reflects $2.0 million, net of tax, and $3.6 million, net of tax, respectively, of legal and professional fees related to the merger with Russell Hobbs.

(g) For the three and six months ended April 3, 2011, reflects $19.1 million, net of tax, related to the write off of unamortized debt financing costs and original issue discount in connection with the refinancing of the Company's Term Loan during the quarter ended April 3, 2011.

(h) For the six months ended April 4, 2010, reflects $2.4 million, net of tax, primarily related to professional fees from the Company's voluntary filing, and subsequent emergence, of Chapter 11 bankruptcy.

(i) For the six months ended April 4, 2010, reflects $22.3 million, net of tax, of inventory write-up related to the valuation of the Company as a result of fresh-start reporting.

(j) For the six months ended April 4, 2010, reflects a loss from discontinued operations, net of tax, of $2.7 million of the Company's growing products portion of the Home and Garden Business. The shutdown was completed during the Company's second quarter of Fiscal 2009.

(k) For the three and six months ended April 3, 2011, reflects adjustments to income tax expense of $33.9 million and $63.6 million, respectively, to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(l) For the three and six months ended April 4, 2010, reflects adjustments to income tax expense of $13.2 million and $47.9 million, respectively, to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate.

(m) Inasmuch as the Company’s per share data above assumes that the merger with Russell Hobbs was consummated prior to all periods presented, adjustment reflects the full dilution of shares and restricted stock and restricted stock units outstanding, post merger, as if such shares were issued and outstanding for all periods presented.

(n) For the six months ended April 4, 2010, general and administrative expenses include $3.1 million, net of tax benefit, related to expiring taxes and related estimated penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, for which the examination period expired in the current period.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Loss from Continuing Operations to Adjusted EBITDA for the three months ended April 3, 2011
(Unaudited)
($ millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net Income (loss), net of tax	$35.5	$14.4	$14.2	$(16.8)	$(97.6)	$(50.3)

Income tax expense	-	-	-	-	25.2	25.2
Interest expense	-	-	-	-	72.4	72.4
Restructuring and related charges	0.7	3.1	0.7	0.6	-	5.1
Acquisition and Integration Charges	5.3	0.3	-	2.0	-	7.6
Add back accelerated depreciation (b)	(1.0)					(1.0)

Adjusted EBIT	40.6	17.8	14.9	(14.2)	-	59.1
Depreciation and Amortization	16.5	5.8	2.9	8.7	-	33.9

EBITDA	$57.1	$23.6	$17.8	$(5.5)	$-	$93.0

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b) Adjustment reflects accelerated depreciation associated with certain restructuring initiatives. Inasmuch as this amount is included within Restructuring and related charges, this adjustment negates the impact of reflecting the add back of depreciation.

Table 4
SPECTRUM BRANDS, INC.
Reconciliation of GAAP Loss from Continuing Operations to Adjusted EBITDA for the 6 months ended April 3, 2011
(Unaudited)
($ millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net Income (loss), net of tax	$115.0	$27.8	$6.8	$(33.8)	$(185.8)	$(70.0)
						$-
Income tax expense	-	-	-	-	60.2	60.2
Interest expense	-	-	-	-	125.5	125.5
Restructuring and related charges	0.6	6.1	1.3	2.6	-	10.7
Acquisition and Integration Charges	19.3	0.4	-	4.3	-	24.0
Add back accelerated depreciation (b)	(1.0)	-	-	-	-	(1.0)

Adjusted EBIT	133.9	34.3	8.1	(26.8)	-	149.5
Depreciation and Amortization	33.9	11.8	6.3	14.3	-	66.2

EBITDA	$167.8	$46.1	$14.4	$(12.5)	$-	$215.7

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b) Adjustment reflects accelerated depreciation associated with certain restructuring initiatives. Inasmuch as this amount is included within Restructuring and related charges, this adjustment negates the impact of reflecting the add back of depreciation.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Loss from Continuing Operations to Adjusted EBITDA for the three months ended April 4, 2010
(Unaudited)
($ millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net Income (loss), net of tax	$27.9	$18.3	$9.4	$(16.2)	$(58.4)	$(19.0)

Loss from discontinued operations, net of tax	-	-	-	-		-
Income tax expense	-	-	-	-	10.0	10.0
Interest expense	-	-	-	-	48.4	48.4
Pre-acquisition earnings	13.6	1.5	0.3			15.4
Restructuring and related charges	1.3	1.4	1.5	1.2	-	5.4
Acquisition and Integration Charges	-	-	-	3.0	-	3.0
Other	-	(0.1)	-	-	-	(0.1)

Adjusted EBIT	42.9	21.0	11.2	(12.0)	-	63.1
Depreciation and Amortization	13.6	7.1	3.5	3.3	-	27.5

EBITDA	$56.4	$28.2	$14.8	$(8.7)	$-	$90.6

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense, and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Loss from Continuing Operations to Adjusted EBITDA for the 6 months ended April 4, 2010
(Unaudited)
($ millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net Income (loss), net of tax	$74.9	$18.6	$(9.3)	$(33.1)	$(130.5)	$(79.3)

Loss from discontinued operations, net of tax	-	-	2.7	-	-	2.7
Income tax expense	-	-	-	-	32.6	32.6
Interest expense	-	-	-	-	97.9	97.9
Pre-acquisition earnings	48.0	2.6	0.8	-	-	51.4
Restructuring and related charges	1.2	2.7	7.9	-	-	11.8
Acquisition and Integration Charges	-	-	-	5.5	-	5.5
Reorganization Items	-	-	-	3.6	-	3.6
Accelerated Depreciation (b)	-	-	(0.3)	-	-	(0.3)
Fresh-Start Inventory fair value adjustment	18.6	13.7	2.2	-	-	34.5
Brazilian IPI Credit/Other	(4.8)	(0.1)	-	-	-	(4.9)

Adjusted EBIT	138.0	37.4	4.1	(24.0)	-	155.5
Depreciation and Amortization	24.7	14.3	6.8	6.7	-	52.5

EBITDA	$162.7	$51.7	$10.9	$(17.3)	$-	$208.0

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense, and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b) Adjustment reflects accelerated depreciation associated with certain restructuring initiatives. Inasmuch as this amount is included within Restructuring and related charges, this adjustment negates the impact of reflecting the add back of depreciation.

Table 5
SPECTRUM BRANDS HOLDINGS, INC.
Pro Forma Net Sales Comparison
For the three months ended April 3, 2011 and April 2, 2010
(Unaudited)
(In millions)

	THREE MONTHS			SIX MONTHS
	F2011	F2010	INC(DEC)	F2011	F2010	INC(DEC)
			%			%
Spectrum Brands Holdings, Inc.	$693.9	$532.6	30.3%	$1,554.9	$1,124.5	38.3%
Russell Hobbs (a)	-	157.7		-	406.4

Pro Forma Net Sales	$693.9	$690.3	0.5%	$1,554.9	$1,530.9	1.6%

(a) For all periods presented, net sales for Russell Hobbs have been restated to reflect the acquisition as if it occurred at the beginning of the period presented.

Table 6
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income to Adjusted EBITDA
for the twelve months ended September 30, 2011
(Unaudited)
($ millions)

Consolidated Spectrum Brands Holdings, Inc.

Net Income	$ 42 - $ 46

Income tax expense	43 - 47
Interest expense	205
Restructuring and related charges	12
Acquisition and integration related charges	26

Adjusted EBIT	326 - 336
Depreciation and Amortization	129

Adjusted EBITDA	$ 455 - $ 465

Note: Amounts calculated prior to rounding

Table 7
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Cash Flow from Operating Activities to Free Cash Flow for the twelve months ended September 30, 2011
(Unaudited)
($ millions)

Net Cash provided from Operating Activities	$ 195 - $ 205

Purchases of property, plant and equipment	(40)

Free Cash Flow	$ 155 - $ 165

CONTACT:
Spectrum Brands Holdings, Inc.
Investor/Media Contact:
Dave Prichard, 608-278-6141